Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Insured New York
Dividend
Advantage Municipal Fund
333-81496
811-09473

A special meeting of the shareholders
of the Nuveen Insured New York
Dividend Advantage Municipal Fund
was held on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
affirmative:
7,583,964 and
the number of negative votes:  63,883

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
 under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007564.